Exhibit 5.2

April 8, 2004

Atrium Companies, Inc.
3890 West Northwest Highway
Suite 500
Dallas, Texas 75220-8110

Re:	Local Counsel Opinion for Atrium Door and Window Company of the Rockies

Ladies and Gentlemen:

     We have acted as counsel to Atrium Door and Window Company of the Rockies, a Colorado corporation (the “Guarantor”), a subsidiary of Atrium Companies, Inc. (“Atrium Companies”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by Atrium Companies and the subsidiaries of Atrium Companies, including the Guarantor, listed in the Registration Statement with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement

April 8, 2004

relates to the issuance by Atrium Companies of up to $50,000,000 aggregate principal amount of its 10½% Senior Notes due 2009 (the “New Notes”) and the issuance by the Guarantors of guarantees (individually, a “Guarantee” and collectively, the “Guarantees”) with respect to the New Notes. All capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Registration Statement.

April 8, 2004

     The New Notes and the Guarantees will be issued under an indenture, dated as of May 17, 1999, and a third supplemental indenture, dated as of November 18, 2003 (as so supplemented, the “Indenture”) among Atrium Companies, as issuer, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). The New Notes will be offered by Atrium Companies in exchange for $50,000,000 aggregate principal amount of its outstanding 10½% Senior Notes due 2009.

     In rendering our opinions expressed below, we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below.

     In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Guarantor, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon representations of officers of the Guarantor, and upon certificates of officers of the Guarantor and of public officials.

     Our opinions expressed below as to certain factual matters are qualified as being limited “to our knowledge” or by other words to the same or similar effect. Such words, as used herein, mean the information known to the attorneys in this firm currently responsible for such matters with respect to the Guarantor in connection with their representation of the Guarantor. In rendering such opinions, we have not conducted any independent investigation or consulted with other attorneys in our firm with respect to the matters covered thereby. No inference as to our knowledge with respect to such matters should be drawn from the fact of our representation of the Guarantor.

April 8, 2004

     Based on the foregoing, we are of the opinion that:

     1. The Guarantor is a corporation duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation and has all requisite power and authority, corporate or otherwise, to conduct its business, to own its properties, and to execute, deliver and perform all of its obligations under the Guarantee.

     2. The Guarantor has duly authorized, executed and delivered the Indenture and the Guarantee.

     3. The execution and delivery by the Guarantor of the Indenture and the Guarantee and the performance of its obligations thereunder have been duly authorized by all necessary corporate or other action and do not and will not (i) require any consent or approval of its stockholders, or (ii) violate any provision of any law, rule or regulation of the state of Colorado or, to our knowledge, any order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Guarantor which violation would (x) impair its ability to perform its obligations under the Guarantee or (y) have a material adverse effect on its financial condition, properties, or operations, or violate any of its charter or by-laws.

     The opinions set forth above are subject to the following qualifications and exceptions:

     Counsel is a member of the Bar of the state of Colorado. In rendering the foregoing opinions we express no opinion as to the effect (if any) of laws of any jurisdiction except those of the state of Colorado.

     Our opinions are rendered only with respect to such laws, and the rules, regulations and orders thereunder, that are currently in effect, and we disclaim any obligation to advise you of any change in law or fact that occurs after the date hereof and we express no opinion with the respect to any of the following:

(i) anti-fraud laws or other federal and state securities laws; (ii) Federal Reserve Board margin regulations; (iii) federal and state antitrust and unfair competition laws; (iv) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other anti-trust laws and the Exon-Florio Act; (v) the statutes, ordinances, administrative decisions and rules and regulations of

April 8, 2004

counties, towns, municipalities and other political subdivisions (whether or not created or enabled through legislative action at the state level); (vi) federal and state tax laws; (vii) federal and state racketeering laws, e.g., RICO; (viii) federal and state laws and policies concerning (A) national and local emergencies, (B) possible judicial deference to acts of sovereign states, and (C) criminal and civil forfeiture laws; (ix) federal and state bankruptcy and insolvency laws, including fraudulent transfer laws; and (x) other federal and state statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes); and in the case of each of the foregoing, all rules and regulations promulgated thereunder or administrative or judicial decisions with respect thereto.

     We hereby consent to the references in the Registration Statement, to our Firm under the caption “Legal Matters” and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

KENNEDY CHRISTOPHER CHILDS & FOGG, P.C.